EXHIBIT 10.38

                           COMPANY PRIVATE


                         COULTER CORPORATION
                        SPECIAL INCENTIVE PLAN
                         SHARING BONUS PLAN

ARTICLE I.  PURPOSE

1.1  Purpose.

     a. Special Incentive Plan. The purpose of this Special Incentive Plan (the "S.I. Plan") is to inspire and reinforce outstanding performance in selected key employees who have direct impact on and whose efforts contribute substantially to the creation of Company value. The S.I. Plan is designed to strengthen the alignment of managements objectives with those of the owners of the Company. It is intended to promote and motivate the best efforts of Participants to focus on Company objectives. (Subsidiaries and affiliates of Coulter Corporation are intended to be included as part of the Company in determining the book value of the Company's assets for purposes of Section
2.6 for determining the valuation of the Company for the first paragraph of Section 5.2, and for purposes of Sections 2.4 and
2.8 if, and to the extent that they are part of the transaction(s) with the Alliance Partner(s), as determined by the OTP.) The S.I. Plan (and the SB Plan) recognizes that Alliance Partners could become greater than 50% owners, resulting in a Change of Control.

Participation is limited to Groups A, B, and C. Participation and reward levels are established based on level of responsibility, competitive practice, past contributions, tenure and position. It is of significant importance to the owner's of the Company to maximize the performance of the management team and the value of the Company.

The goals of the S.I. Plan is to -

     (i) strengthen and foster a team orientation among the top management of the Company, and

     (ii) retain the services and commitment of a superior, high quality management staff.

     b. Sharing Bonus Plan. The Sharing Bonus Plan (the "S.B. Plan") recognizes that management and employees throughout the Company (but who are not members of Group A, B, or C) have made contributions to the long term growth of the Company and its present dominant position in the marketplace. It also recognizes the ongoing performance mandate in an increasingly competitive environment, and that it is in the owners' best interest to reward management and all Employees for future and for past performance resulting in the building of value. Participation will be by Groups D and E.

The goals of the S.B. Plan are to -

     (i) retain the continuation of services and commitment of a superior, high quality management staff, and

     (ii) to provide special bonuses to middle management and nonmanagement employees.

1.2  Establishment.  The S.I. Plan and the S.B. Plan
(collectively, the "Plans") are effective as of April 1, 1997.

1.3 Plan Period. The S.I. and the S.B. Plans are expected to remain in effect for FY 97/98 and will continue until formally terminated by the Advisory Board.


                         ARTICLE II. DEFINITIONS

2.1  Award means an S.I. Plan or S.B. Plan payment.

2.2  OTP means the Office of The President.  Following a Change
In Control, the functions of the OTP under the S.I. Plan and the S.B. Plan shall be performed by a committee named by the Board of Directors of the acquiring company.

2.3 Disability means that the Participant suffers from a physical or a mental condition which, based on appropriate medical reports and examinations, is expected to result in death or be of long and of indefinite duration and which renders the Participant incapable of performing the customary duties of the Company.

2.4 Participant means an Employee of the Company who has been designated as a Participant in the S.I. Plan or who meets the definition of Participant in the S.B. Plan.

2.5 Retirement means termination at or after age 65, or at age 55 with 5 or more years of service with the Company for all United States - based Employees. Similar rules will apply for non-United States-based Employees, but modified as appropriate by OTP for local country practices (taking into account the definition of retirement in local country retirement plans).

2.6 Change In Control shall occur when the "Coulter Family", defined to be Wallace H. Coulter, the children of Joseph R. Coulter, Jr., the Coulter Family Limited Partnership, the Wallace
H. Coulter trust, and the Joseph R. Coulter, Jr. trust in combination, cease to own directly or indirectly more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Company, or there occurs any sale, exchange or other disposition of all or more than fifty percent (50%) of the book value of the Company's assets in a single transaction, or series of related transactions other than to an entity more than fifty percent (50%) of the voting power of the then outstanding securities (or other interests) which are owned, directly or indirectly, by the Coulter Family.

2.7  Group A, B, C, D, E, respectively, is the group of Employees
(including retired and disabled former Employees, as defined by OTP) defined as follows:

     Group A: Top tier management with key responsibility in leading and directing the Company and in representing the owners to a potential Alliance Partner(s).

     Group B: Member's of the Coulter Alliance Team (as the Alliance Team is determined by the OTP) and others who are key members of management and are critical to the process of representing the owners to a potential Alliance Partner(s).

     Group C: Executives and senior managers defined as all executives in grades 21 - 25, key country management and other key contributors and management.

     Group D: Senior managers generally defined as grade 19 and 20 or senior managers in equivalent grades or positions in local country locations.

     Group E: All Employees worldwide; provided that an individual may not participate in Group E and in Group A-D.

2.8  Employee will mean any full-time employee of the Company.

2.9 Cause shall mean (i) a material breach by the Employee of the Employee's obligations of his or her regularly assigned position (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Employee's part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach, (ii) a material breach by the Employee in the confidentiality requirements of the S.I. Plan contained in
Section 7.1, (iii) the conviction of the Employee of a felony involving moral turpitude, or (iv) acts of fraud which cause material harm to the Company, embezzlement, or any other material and deliberate act of dishonesty which causes material harm to the Company.


                    ARTICLE III.  ADMINISTRATION

3.1 Administration. The S.I. and S.B. Plans will be administered by the OTP, with consultation with the Compensation and Personnel Committee of the Advisory Board. Following a
Change In Control, the S.I. and S.B. Plans will be administered by a committee appointed by the Board of Directors of the acquiring company. The OTP has exclusive power to:

     a. Establish the measures on which Awards are based including minimum objectives below which no Awards will be paid.

     b. Select the Employees (either individually or by category) to participate in the S.I. and S.B. Plans and modify individual participation as circumstances warrant. Generally it is intended that Employees in Groups A through C will participate in the S.I. Plan and Employees in Groups D and E will participate in the S.B. Plan.

     c. Determine the amount (or method of determining the amount) of Award to be made to each Employee selected.

     d. Determine the time or times under the S.I. and S.B. Plans when Awards will be made; provided, however that following a Change in Control, Awards will be distributed as soon as administratively practicable, which normally shall be within 6 months of the Change in Control, except as otherwise provided herein.

     e.  Determine the conditions for receipt of the Awards.

     f. Change the performance measures previously established for the S.I. Plan if the OTP determines that significant unforeseen changes in the business operations, structure, or other conditions make the measures no longer suitable.

3.2 Rules and Plan Interpretation. The OTP shall have the authority, subject to the provisions of the S.I. or S.B. Plan, as applicable, to establish or revise such rules and regulations and to make all such determinations relating to the applicable plan as it may deem necessary or advisable for the administration of that plan. The Compensation Committee of the Board shall have the right to review and make recommendations as to any such Award or determination by the OTP and to advise on changes in the Plans.

Any disagreement between the OTP and the Compensation Committee shall be resolved by a committee consisting of all the members of the OTP and the Compensation Committee (the "Review Committee"). The Review Committee will meet within 30 days of the request by any of the members of the OTP or the Compensation Committee, and at such other times as it determines, to resolve disputes, if any, between the OTP and the Compensation Committee regarding the S.I. and S.B. Plans, and to hear appeals, if any, by individual Participants in the S.I. Plan regarding the interpretation and application of the S.I. Plan, and to consider such other matters as it deems appropriate. Any such decisions by the Review Committee shall be made in its sole discretion.

Following a Change In Control, the committee which assumes the functions of the OTP shall also perform the functions of the Compensation Committee, and therefor a Review Committee shall not be necessary.

The Review Committee shall establish such additional committee or committees as it determines to hear appeals, if any, by individual Participants in the S.B. Plan regarding the interpretation and application of the S.B. Plan.

Notwithstanding any other provisions in the S.I. Plan to the contrary, following a Change In Control, neither the OTP, the Compensation Committee, the Review Committee, Coulter nor an Alliance Partner/buyer shall have the power to amend, modify, or interpret the S.I. Plan, or exercise any other powers under the S.I. Plan in a way which would materially adversely affect the Participants in the S.I. Plan. However, this shall not preclude the OTP, the Compensation Committee, the Review Committee or Coulter from exercising the powers in Section 6.3, or applying the provisions of the S.I. Plan to Groups A, B, or C or to Employees or Participants within any such Group using rules and procedures which were established prior to the date of the Change In Control; nor shall it prevent Coulter from performing its normal prerogatives as an employer such as hiring, firing, promoting, and disciplining its employees.

Notwithstanding any other provisions in the S.B. Plan to the contrary, following a Change In Control, neither the OTP, the Compensation Committee, nor the Review Committee, Coulter nor an Alliance Partner/buyer shall have the power to amend the S.B. Plan in a way which would materially adversely affect the Participants in the S.B. Plan as a group. This shall not prevent the OTP from establishing the exact criteria for participation in and Awards from the S.B. Plan and from varying the participation and Awards criteria among different groups of participants (e.g., from country to country).

3.3 Limitations on OTP. No member of the OTP shall be permitted to vote in any aspect of making an Award to himself under the S.I. Plan. However, this shall not preclude the owner members of the OTP (i.e., members of the Coulter Family) from making an Award to a member of the OTP who is otherwise qualified to receive an Award, provided that the Compensation Committee of the Board shall have the right to review any such Award or determination by the OTP.


                         ARTICLE IV.  ELIGIBILITY

     4.1 Participation. The OTP is responsible for selecting Employees individually for participation in the S.I. Plan. Employees shall be grouped at Group A, B, or C levels (and at levels within such Groups, if appropriate) as determined by the OTP and changes may occur at any time prior to the Change in Control at the discretion of the OTP. However, once an individual has been selected for and notified (by the OTP) of, participation in the S.I. Plan, he or she cannot be removed from participation without Cause, as long as he or she remains an Employee. There will be a written notification to any previously notified participant in Group A, B, C as to reclassification among Group A, B, or C, or removal from participation, of that individual and as to any change in manner of determining his or her Award.


                            ARTICLE V.  AWARDS

5.1 Cash or Stock. Any Award under the S.I. or S.B. Plan shall be paid in cash or publicly traded stock of the Alliance Partner and (i) in the case of the S.I. Plan shall be based on performance against the measurement criteria established by the OTP, and (ii) in the case of the S.B. Plan shall be based on satisfaction of the criteria established by the OTP.

5.2 Special Incentive/Sharing Bonus Pool (the SI/SB Pool). Should an alliance or merger result in a Change In Control, an SI/SB Pool will be established at approximately 12% of the valuation of the Company as determined by any final sale documents, after reductions for transaction fees including, but not limited to, financial, legal and broker. The determination of the exact amount of the SI/SB Pool will be made by the OTP. In no event will the SI/SB Pool exceed $100 million.

The SI/SB Pool will be allocated in two parts, Part One to be used for Awards under the S.I. Plan, and Part Two (which shall consist of the amount which remains in the SI/SB Pool after Part One has been subtracted) for Awards under the S.B. Plan. Provided, however, if the funds allocated to Part Two exceed the amount of the Awards under the S.B. Plan, the OTP, with the advice of the Compensation Committee, will determine the disposition of the remaining amount of Part Two funds, such as a purpose designed to benefit individuals who are employees of the Company (including paying the costs of administering the Plans).


     S. I. Plan

     Funds in Part One will be distributed to Participants in Groups A B, and
     C. The incentive to each of the Participants in Groups A, B, and C will be calculated as reflected in the table attached hereto as Schedule "A".

     In determining the Award level and participation for any individual within Group A, B, or C under the S. I. Plan, the OTP will take into account a Participants responsibility level, performance, potential, and cash compensation level, as well as other considerations it deems appropriate. An individual shall not receive an Award under the S.I. Plan under more than one Group.

     S. B. Plan

     After the amounts of the SVSB Pool allocated to the S.I. Plan have been determined, the remaining portion of the SI/SB Pool will be allocated to the S.B. Plan. Awards under the S.B. Plan will be allocated to Groups D and E. The OTP will determine what percentage of the remaining SVSB Pool will be allocated to Group D and to Group E. After the allocation between Groups D and E has been determined, the amount to be allocated to individual Employees in Groups D and E respectively will be based largely on seniority and the amount determined by the OTP. The decision to allocate Awards under the S.B. Plan to certain individuals and not to others based on seniority or other criteria will be determined by the OTP, or by a committee or committees appointed by the OTP.

5.3 Separation from Coulter. In the event of a Participant's death, disability, or retirement during the establishment of the S.I. or the S.B. Plan and before a Change in Control, payment of any Award will be at the discretion of the OTP (or by a committee or committees appointed by the OTP in the case of the S.B. Plan). After a Change in Control, the entitlement to an Award will vest (except as set forth in this Section 5.3 or Section 6.3), although the amount of the Award must be determined by the OTP. If so determined by the OTP (or by a committee or committees appointed by the OTP in the case of Awards under the S.B. Plan), an Award will be paid to the Participant, the Participants estate, or the Participants beneficiary, as appropriate.

A Participant who voluntarily terminates employment or who is terminated for Cause, with the Company prior to a Change In Control, during the performance period, or prior to payment of a portion of the Award, will forfeit any right to the Award or to subsequent Award payments, as the case may be. The OTP (or a committee or committees appointed by the OTP in the case of Awards under the S.B. Plan) may vary this policy in its discretion.

5.4 Form and Timing of Payment. All Awards under the S.I. Plan shall be paid in a lump sum as soon as practicable which normally will not exceed six months following a Change In Control and reconciliation of the transaction costs or, at the discretion of the OTP, in staged payments not exceeding one year in duration.

All Awards under the S.B. Plan shall be paid in a lump sum as soon as practicable which normally will not exceed six months following a Change In Control and reconciliation of the transaction costs.


                         ARTICLE VI.  GENERAL

6.1 Tax Withholding. The employer or a subsidiary, as appropriate, shall have the right to deduct from all Awards paid in cash any federal (or foreign), state, or local taxes as required by law to be withheld for the cash payments.

6.2 Beneficiaries. Any payment of Awards due under this plan to a deceased Participant, subject to Section 5.3, shall be paid to the beneficiary designated by the Participant. If no such beneficiary has been designated or survives the Participant payment shall be made to the Participants estate.

6.3 Termination For Cause. In the event a Participant is terminated for Cause (whether before or after a Change in Control), as defined in Section 2.9, the Company shall have no further liability or obligation whatsoever to pay to the Participant an Award under the S. 1. or the S.B. Plan. Termination for Cause for purposes of the S.I. Plan must be determined by a consensus vote of the OTP after having given the Participant the opportunity to address the OTP on this matter, and the opportunity to be represented by legal counsel at the meeting. Termination for Cause for purposes of the S.B. Plan must be determined by a majority vote of a committee (or applicable committee if more than one) appointed by the OTP after having given the Participant the opportunity to address that committee on this matter, and the opportunity to be represented by legal counsel at the meeting. The Participant is responsible for the fees and expenses of his or her counsel.

6.4 Relationship to Other Benefits. No payment under the S.I. Plan or the S.B. Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance, or other benefit plan of the Company or subsidiary, except as otherwise specifically required by applicable law.

6.5 Invalidity or unenforceability. The invalidity or unenforceability of any provision of these Plans shall not affect the validity or enforceability of any other provision of these Plans.

6.6 Florida Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

6.7 Binding Arbitration. Any dispute arising under the Plans, whether involving a Participants claim for an Award, or otherwise, shall be settled by binding arbitration, to be held in Miami, Florida, unless the parties to the dispute agree to a different location for binding arbitration. Each party shall select an arbitrator and the arbitrator selected by each party shall jointly select a third arbitrator. If there are more than two parties to the dispute each class of parties (e.g., all Participants shall be a single class) shall select one arbitrator. The cost of arbitration shall be paid by the applicable Plan or by the Company, if it so chooses; provided that each party shall pay the fees and expenses of his or her legal counsel. If there are more than two classes of parties to the dispute, each will select an arbitrator, if this results in an even number of arbitrators, the arbitrators shall select an additional arbitrator.

6.8 Release. The payment of Awards may, in the discretion of the OTP (but in a manner which is consistent for similarly situated Participants and Beneficiaries in the S.I. Plan or the S.B. Plan, as applicable), be conditioned upon receiving a release from the Participant, or Beneficiary, if applicable, to the effect that he or she has no further claims under, or with respect to, the S.I. or S.B. Plan, as applicable.


                  ARTICLE VII.  CONFIDENTIALITY

7.1 Confidentiality. Except as otherwise required by applicable law, in the administration of the S.I. Plan, or by other practices of the Company, the fact that an individual is participating in the S.I. Plan, his or her classification in Group A, B, or C, and the amount of any Award to which the Participant is or may be entitled shall be kept confidential by the OTP, the Compensation Committee, the Review Committee and the Participant.

7.2 Breach by Participant. The material breach of the confidentiality requirement in Section 7.1 by a Participant in the S.I. Plan (or by a beneficiary of the Participant if the Participant is deceased) shall be sufficient cause for lowering the Group A or B classification of the Participant, changing the level within a Group (if applicable), reducing the amount of an Award, or removing the Participant from the S.I. Plan. However, it shall not be a breach of the confidentiality requirement for a Participant to discuss his or her Award under the S.I. Plan with his or her attorney or certified public accountant, provided that any information regarding the S.I. Plan revealed by such attorney or certified public accountant to third parties will be treated as an action by the Participant for purposes of determining whether a breach of the confidentiality requirement has occurred.

                                 Schedule "A"

          Valuation            $ 1,000
          (in millions)
          Estimated Fees       $    25
          SI/SB Pool           $   100
          Net Proceeds         $   875

          12% Pool             $   105
          ($100 million cap)   $   100

          Incentive Group                 Award
               A           3.00%          $3.0 million
               B           1.80%          $1.8 million
               Ci          0.60%          $ .6 million
                ii         0.40%          $ .4 million